Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

September 8, 2016

TransUnion

555 West Adams Street

Chicago, Illinois 60661

Ladies and Gentlemen:

We have acted as counsel to TransUnion, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by certain selling stockholders of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Common Stock may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement and a form of the share certificate representing the Common Stock of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

TransUnion	2	September 8, 2016

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have assumed further that, with respect to any shares of Common Stock to be sold under the Registration Statement, at the time of issuance and delivery of such shares of Common Stock, the issuance of such shares of Common Stock will have been permitted by, and will not have violated, the applicable certificate of incorporation of the Company, bylaws of the Company, the law of the State of Delaware or other applicable laws, or any agreement binding on the Company, in each case, at the time applicable, and that the consideration payable for each share of Common Stock will have been not less than the par value thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming that (a) the Board of Directors of the Company (the “Board”) will have taken prior to its issuance all necessary corporate action to authorize and approve the issuance of the shares of Common Stock to be sold under the Registration Statement and (b) payment for and delivery of such shares of Common Stock in accordance with the applicable definitive purchase or underwriting agreement or other agreement or plan approved by the Board, such shares of Common Stock will have been validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

TransUnion	3	September 8, 2016

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP